Exhibit 99.1

FOR IMMEDIATE RELEASE

February 3, 2022	Nasdaq Capital Markets - GTIM

Good Times Welcomes Don Stack as SENIOR Vice President
of Operations at Good Times Burgers & Frozen Custard

(Golden, CO) February 3, 2022 – Good Times Restaurants Inc. (GTIM) (the “Company”), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard today announced that Donald L. Stack has been named Senior Vice President of Operations and will succeed Scott Lefever in this role upon completion of the leadership transition on February 7, 2022. Scott Lefever will continue to be employed by the company through his retirement on March 31, 2022.

"We are excited to announce the addition of Don to our Good Times Burgers & Frozen Custard team," said Ryan Zink, President and Chief Executive Officer. “Don brings 45 years of restaurant experience having started as a teen in QSR and developing into the Senior Vice President of Operations at the parent company responsible for a portfolio of 93 restaurants in 17 states including the Fox & Hound, Champps, and Bailey’s restaurant concepts. Most recently Don served at Firebirds International as a Regional Manager responsible for operations of Firebirds restaurants in five Midwest states. Don brings a passion for people and the business and will be an integral part of our plans for the brand."

Mr. Stack stated, "Joining Good Times takes me back to my QSR roots and I’m thrilled to have the opportunity to build strong relationships and to further develop our team as we grow and energize this amazing brand.  People are my joy both professionally and personally and, spending time building someone up or simply celebrating life and success together is my goal every day."

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 42 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly-owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick-service restaurant chain consisting of 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the Company's financial performance and its cash flows from operations, general economic conditions, which could adversely affect the Company's results of operations and cash flows. These risks also include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 28, 2021 filed with the SEC, and other filings with the SEC. Good Times disclaims any obligation or duty to update or modify these forward-looking statements

GOOD TIMES RESTAURANTS INC. CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440